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Reynolds and Reynolds Reports Expected 2005 Fourth Quarter and Fiscal Year Results

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DAYTON, OHIO, October 27, 2005 – The Reynolds and Reynolds Company (NYSE: REY) announced today that it expects to report a fourth quarter loss of $34 million, or $0.55 per share, and fiscal year 2005 earnings of $33 million or $0.51 per share. These expected results include charges associated with various items including the previously announced discontinuation of the Reynolds Generations Series Suite (“Suite”) software solution. The company is also in the process of responding to comments from the Staff of the Securities and Exchange Commission’s Division of Corporation Finance pursuant to a review of the company’s Form 10-K for the period ended September 30, 2004, and Forms 10-Q for the periods ended December 31, 2004; March 31, 2005; and June 30, 2005.

The SEC Staff’s comments pertain to the company’s classification of auction rate securities, the two-class method of earnings per share and its revenue recognition policy. The company has changed its balance sheet and cash flow statement classifications for auction rate securities; however, there was no effect on its income statement. The company has also begun reporting earnings per share for its A and B classes of common stock.

As a result of the pending restatement adjustments regarding the classification of auction rate securities, the company’s previously issued consolidated financial statements should no longer be relied upon, including its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004 and annual report on Form 10-K for the fiscal year ended September 30, 2004. The company will amend its Form 10-Q for the fiscal quarter ended December 31, 2004 and amend its Form 10-K for the fiscal year ended September 30, 2004, promptly upon resolution of the SEC Staff’s comments concerning the company’s revenue recognition policy.
The company has not yet determined if any restatement to its financial statements would be required as a result of any change in its revenue recognition policy. All financial references in this announcement reflect the company’s existing revenue recognition policy.

The SEC Staff’s comments regarding revenue recognition deal primarily with the allocation of revenue to various units of accounting in the company’s multiple element transactions, and the timing of revenue recognition for each unit of accounting. The company’s multiple element transactions typically consist of computer hardware, software, hardware installation services and software training services. These elements may either be purchased with cash or financed through the company’s leasing subsidiary. The company also offers customers the option to purchase separately priced hardware maintenance contracts, as well as software support.

U.S. generally accepted accounting principles require separate accounting for elements in a multiple element transaction if certain criteria are met. For example, if the elements have standalone value and the fair value of each element is objectively verifiable, the elements would be accounted for separately. If such criteria are not met, a unit of accounting may consist of more than one element of a transaction (such as software and software training). Revenue should be allocated to the different units of accounting based on relative fair value of each element, which may be different than sales prices. After revenues have been allocated to a unit of accounting, the appropriate timing of revenue recognition for such units must be determined.

Typically, revenue is recognized when earned, upon delivery of products or services. However, in multiple element transactions, revenue for one element may be deferred and recognized upon the completion of a related service. In the case of Reynolds, hardware, software, hardware installation services and software training services are typically delivered and recognized as revenue, all within a 90-day period after shipment.

Revenues are expected to be $246 million for the fourth quarter and $982 million for the year compared to $242 million and $982 million for the same periods a year ago, based on the company’s current revenue recognition policy.

Revenue growth in the fourth quarter reflected gains in the company’s CRM solutions and documents partially offset by sales concessions associated with the discontinuance of Suite. The growth in the documents business is the largest since the fourth quarter of 2002. The company has also seen three straight quarters of growth in software solutions.

“The company’s fundamental operating results are gaining strength,” said Fin O’Neill, president and CEO. “We are seeing improvements in our customer retention rates, growth in order backlogs, and increases in CRM applications. We have developed a strong strategy and have aligned our organization to successfully execute it. We also enjoy the confidence of our dealer customers that Reynolds can help them to succeed. As a result, our outlook for fiscal year 2006 has improved since our September 15 analyst meeting.”

Reynolds announced July 21, 2005, that it would discontinue Suite and write off approximately $67 million of capitalized software development costs during the fourth fiscal quarter of 2005. The company also announced at that time that it may recognize additional Suite-related costs during the fourth fiscal quarter. During the quarter, the company recorded approximately $27 million of additional pre-tax expenses related to discontinuing Suite. These additional expenses include future support obligations, migration costs, sales concessions and associate severance and outplacement benefits. The company also recorded fourth quarter charges related to a goodwill impairment of an international operation and the endowment of The Reynolds and Reynolds Company Foundation. The quarter was positively affected by a net pre-tax gain of $10 million from two litigation settlements. The fourth quarter also included income tax benefits related to the settlement of federal tax audits and various state income tax issues.

	Pre-tax	After-tax	Diluted
	Income	Income	Class A
	(Loss)	(Loss)	EPS
(Dollars in millions, except EPS)
Write-off of Suite software	($67)	($42)	($0.67)
Additional costs associated with
discontinuing Suite	(27)	(17)	(0.27)
Goodwill impairment	(6)	(6)	(0.10)
Foundation endowment	(4)	(2)	(0.04)
Income tax benefits		2	0.03
Litigation settlements—net	10	6	0.10

The company continued to generate strong cash flow in fiscal year 2005, ending the year with cash of $133 million. Free cash flow of $140 million and net proceeds from sales of marketable securities were used to return cash to shareholders by repurchasing shares and paying dividends (see note 1 below).

“Reynolds’ free cash flow continues to give us the financial strength to return cash to shareholders and deliver on our opportunities,” said Greg Geswein, senior vice president and chief financial officer. “We enjoy a strong financial model that enables us to invest in the business and in products.”

The company repurchased 1.1 million shares during the quarter and 5.6 million during the fiscal year. Approximately 1.9 million shares remain under the company’s share repurchase authorization of 5 million shares dated February 17, 2005.

Classification of Auction Rate Securities, Earnings Per Share Presentation and Revenue Recognition

Reynolds formerly reported auction rate securities as cash and equivalents. In March 2005, the company began classifying auction rate securities as marketable securities. There was no effect on the income statement as a result of this change in classification. The effects of this reclassification will be reflected in a restatement of the balance sheets and cash flow statements and are presented in the table below.

	Increase (Decrease)
	12/31/04	9/30/04	9/30/03
(Dollars in millions)
Effect on Balance Sheets
Cash and equivalents	($57)	($37)	($29)
Short-term marketable securities	$57	$37	$7
Long-term marketable securities	$0	$0	$22

	Sources (Use) of Cash
	3 Mos.	12 Mos.	12 Mos.	12 Mos.
	12/31/04	2004	2003	2002
(Dollars in millions)
Effect on Cash Flow Statements

Cash flows provided by (used for) Investing activities:
Marketable securities purchased	($28)	($27)	($108)	($78)
Marketable securities sold	$8	$19	$135	$47

The company has concluded that its prior classification of auction rate securities as cash and equivalents was not consistent with accounting principles generally accepted in the U.S. As a result of the change in the classification of auction rate securities, the company has determined that its disclosure controls and procedures were not effective as of December 31, 2004 and September 30, 2004.

The company began presenting earnings per share for both A and B classes of common stock in its Form 10-Q for the quarter ended June 30, 2005.

Management is also in the process of reviewing its revenue recognition policy as part of its response to the SEC’s Staff’s comments related to SOP-97-2, “Software Revenue Recognition,” EITF-00-21, “Revenue Arrangements with Multiple Deliverables” and SFAS 13, “Accounting for Leases.” As noted, the company has not yet determined if any restatement to its financial statements would be required as a result of change in its revenue recognition policy as a result of this review.

Non-GAAP Measures
Note 1—Free Cash Flow (Dollars in Millions)

	2005	2004
Operating cash flow	$161	$194
Net capital expenditures	$21	$18

Free cash flow	$140	$176

The company believes that free cash flow is an important measure of liquidity for investors.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict , including changes in the preliminary results due to the audit of the company’s annual financial statements, the review of its quarterly financial statements, or as a result of the company’s responses to accounting comments from the SEC Staff; the timing and substance of the company’s resolution of outstanding SEC comments which changes, individually or in the aggregate, may be material to the Company’s results of operations; whether a restatement will be required in addition to the restatement regarding auction rate securities; the nature, timing and amount of any restatement or other adjustments; the company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

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Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com